Exhibit 10.47
AMENDMENT NO. 1
TO THE
TIME WARNER INC.
DEFERRED COMPENSATION PLAN
(Amended and Restated as of January 1, 2005)
1.	The last sentence of Section 1.3 shall be amended to read in its entirety as follows:

All amounts deferred under the Plan on or prior to December 31, 2004 shall remain subject to the terms of the Plan as in effect on October 3, 2004, except that any such amount with respect to which there has been a material modification as determined under Section 885 (d)(2) of the American Jobs Creation Act of 2004 and Treas. Reg. § 1.409A-6(a)(4) shall instead be subject to the provisions of this January 1, 2005 restatement of the Plan.

2.	This Amendment shall be effective as of January 1, 2005.